QuickLinks -- Click here to rapidly navigate through this document

Exhibit (a)(3)

CERTIFICATE OF CORRECTION
TO THE
CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
FIFTH STREET FINANCE CORP.

        Fifth Street Finance Corp. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify as follows:

  1.
  The name of the Corporation is Fifth Street Finance Corp.

  2.
  That a Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation (the "Certificate") was filed by the Secretary of State of Delaware on April 24, 2008 and that the Certificate requires correction as permitted by Section 103 of the DGCL.

  3.
  The inaccuracy or defect of the Certificate is:

    The first sentence of the second resolution of Article First of the Certificate contains a typographical error. The second resolution of the Certificate was intended to amend Paragraph B of Article V of the Restated Certificate of Incorporation of the Corporation and the resolution should have not have referenced Article IV.

  4.
  The first sentence of the second resolution of Article First of the Certificate is hereby amended to read in its entirety as follows:

            "FURTHER RESOLVED, that the Corporation's Restated Certificate of Incorporation is hereby amended by deleting Paragraph B of Article V thereof in its entirety and replacing the following in lieu thereof:

              (B)  Number of Directors.    The number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the Bylaws. So long as any shares of Series A Stock (as defined in Article IV above) remain outstanding, the total number of directors shall not exceed nine. A majority of the directors shall be "independent" under applicable law and the rules of the relevant stock exchange on which the Common Stock is listed."

        IN WITNESS WHEREOF, this Certificate of Correction to the Certificate of Amendment to the Restated Certificate of Incorporation has been duly executed as of the 4th day of June, 2008 and is being filed in accordance with Section 103 of the DGCL by an authorized person of the corporation.

FIFTH STREET FINANCE CORP.
BY:	/s/ BERNARD D. BERMAN Name: Bernard D. Berman Title: Executive Vice President and Secretary

QuickLinks

CERTIFICATE OF CORRECTION TO THE CERTIFICATE OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF FIFTH STREET FINANCE CORP.